                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                              [X]
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[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Questcor Pharmaceuticals, Inc.
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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


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[X]  No fee required.

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1.      Title of each class of securities to which transaction applies:

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[ ]  Fee paid previously with preliminary materials.

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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                [QUESTCOR LOGO]

                                 APRIL 30, 2001

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Questcor Pharmaceuticals, Inc. to be held in New York City at the offices of Latham & Watkins, 885 Third Avenue, New York, NY 10022, on May 30, 2001 at 9:00 a.m. local time.

     The matters expected to be acted upon at the meeting are described in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

     It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                    /s/ Charles J. Casamento
                                          Charles J. Casamento
                                          Chairman, President and
                                          Chief Executive Officer

                                [QUESTCOR LOGO]
                               3260 WHIPPLE ROAD
                          UNION CITY, CALIFORNIA 94587
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2001

TO THE STOCKHOLDERS OF QUESTCOR PHARMACEUTICALS, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Questcor Pharmaceuticals, Inc., a California corporation (the "Company"), will be held on May 30, 2001, 9:00 a.m. local time at the offices of Latham & Watkins, 885 Third Avenue, New York, NY 10022, to consider and vote upon the following proposals:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the possible issuance of 711,811 shares of Company Common Stock, no par value per share, to Sigma-Tau Finance Holding S.A. or any of its affiliates ("Sigma-Tau" or "Purchaser") pursuant to a Warrant dated April 12, 2001 (the "Warrant") exercisable for an aggregate of 2,873,563 shares at a purchase price of $0.522 per share. In the event shareholder approval is not obtained, the Warrant will be exercisable for only up to the remaining 2,161,752 shares, the maximum amount allowed under the rules and regulations of the American Stock Exchange ("AMEX") without shareholder approval.

     3. To amend the Company's 1992 Employee Stock Option Plan (the "1992 Plan") to increase the aggregate number of shares of the Company's Common Stock authorized for issuance under the 1992 Plan by 5,000,000 shares, from 7,500,000 shares to 12,500,000 shares.

     4. To amend the Company's 1993 Non-Employee Director's Equity Incentive Plan (the "Directors' Plan") to increase the aggregate number of shares of the Company's Common Stock authorized for issuance under the Directors' Plan by 500,000 shares, from 750,000 shares to 1,250,000 shares.

     5. To ratify the Board of Director's selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

     6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The proposals and other related matters are more fully described in the Proxy Statement accompanying this notice.

     Stockholders of record at the close of business on April 20, 2001, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Company's annual meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                      By Order of the Board of Directors

                                      /s/ Alan C. Mendelson
                                      Alan C. Mendelson
                                      Secretary

Union City, California
April 30, 2001

                                [QUESTCOR LOGO]
                               3260 WHIPPLE ROAD
                          UNION CITY, CALIFORNIA 94587
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Questcor Pharmaceuticals, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 30, 2001 at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Latham & Watkins, 885 Third Avenue, New York, NY 10022. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 2001 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, D.F. King & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King & Co., Inc. will be paid its customary fee, estimated to be about $4,000.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock and Series A Preferred Stock at the close of business on April 20, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2001, the Company had outstanding and entitled to vote 28,176,654 shares of Common Stock and 2,155,715 shares of Series A Preferred Stock.

     Each holder of record of Common Stock and Series A Preferred Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3260 Whipple Road, Union City, CA 94587, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 30, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is not later than the close of business on the sixtieth
(60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     There are seven nominees for the Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

             NAME                AGE       PRINCIPAL OCCUPATION/POSITION HELD WITH THE COMPANY
             ----                ---       ---------------------------------------------------
Charles J. Casamento...........  55    President, Chief Executive Officer and Chairman of the Board
Robert I. Allnutt, J.D. .......  66    Management Consultant; Director
Frank J. Sasinowski............  48    Partner, Hyman, Phelps & McNamara, P.C.; Director
Jon S. Saxe....................  64    Past President of Protein Design Labs, Director
John T. Spitznagel.............  59    Past President and CEO of Roberts Pharmaceutical Company,
                                         Director
Roger G. Stoll, Ph.D. .........  58    Former Executive Vice President of Fresenius Medical Care
                                       North America; Director
Virgil Thompson................  62    President, CEO and Member of the Board of Directors of
                                       Chimeric Therapies, Inc.; Director

     Mr. Casamento joined the Company as President, Chief Executive Officer and Chairman of the Board in November 1999. Prior to joining the Company, Mr. Casamento served as President, Chief Executive Officer and Chairman of RiboGene Inc. from June 1993 until November 1999. He was co-founder, President and CEO of Interneuron Pharmaceuticals, Inc., a biopharmaceutical company from March 1989 until May 1993. Mr. Casamento has also held management positions at Genzyme Corporation, American Hospital Supply, Johnson & Johnson, Hoffmann LaRoche Inc. and Sandoz Inc. Mr. Casamento is also a director of CORTEX Pharmaceuticals, a biopharmaceutical company, LifePoint Inc., a diagnostics company and two not-for-profit organizations. Mr. Casamento holds a bachelor's degree in Pharmacy from Fordham University and an M.B.A. degree from Iona College.

     Mr. Allnutt, joined the Company's Board of Directors in 1996. He has been a management consultant since February 1995. Mr. Allnutt served as Executive Vice President of the Pharmaceutical Manufacturers Association from May 1985 until February 1995. Mr. Allnutt is also a director of CORTEX Pharmaceuticals, Inc. and in February 1999 he was appointed Chairman of the Board of that company. He is also a director of several private and charitable organizations. Mr. Allnutt holds a B.S. degree in Industrial Engineering from Virginia Polytechnic Institute and a Juris Doctorate and L.L.M. degrees from George Washington University School of Law.

     Mr. Sasinowski, a former RiboGene Director, joined the Company's Board of Directors in November 1999. Since 1987, he has been a partner with Hyman, Phelps & McNamara, P.C., a food and drug law firm. From December 1983 to June 1987, Mr. Sasinowski served in various positions with the United States

Food and Drug Administration. Mr. Sasinowski holds a Masters of Science in nutritional sciences and a Masters of Public Health from the University of California at Berkeley. He also earned a Bachelor of Science in biological sciences and genetics from Cornell University and a Juris Doctorate from the Georgetown University Law Center.

     Mr. Saxe, a former RiboGene Director, joined the Company's Board of Directors in November 1999. He has been a director since 1989 and President from 1995 to 1999 of Protein Design Labs, Inc., a biotechnology company. During 1999, he was an executive in residence at Institutional Venture Partners. Mr. Saxe also serves as a director of ID Biomedical Corporation, Incyte Pharmaceuticals, Inc., Insite Vision, Inc. and several private companies. Mr. Saxe holds a B.S. degree in Chemical Engineering from Carnegie-Mellon University, a Juris Doctorate from George Washington University School of Law and an L.L.M. from New York University School of Law.

     Mr. Spitznagel joined Roberts Pharmaceutical Company in Eatontown, New Jersey in March 1996 as Executive Vice President, Worldwide Sales and Marketing. He served on the Roberts' Board of Directors from July 1996 and was elected to the position of President and Chief Executive Officer on September 1, 1997. As CEO, Mr. Spitznagel repositioned Roberts to focus on Oncology, Gastroenterology and Neurology. Mr. Spitznagel serves as a member of the Board of Directors and Consultant to Shire. Prior to joining Roberts, Mr. Spitznagel served as President of Reed and Carnrick Pharmaceuticals (1990-1995) and as Chief Executive Officer of BioCryst Pharmaceuticals (1989-1990). From 1979 through 1989, he held various positions with Wyeth-Ayerst Laboratories, advancing from Marketing Director to Senior Vice President of Marketing and Sales. Mr. Spitznagel was employed by Roche Laboratories (1971-1979) and by Warner Lambert (1966-1971) in sales, marketing and management positions. Mr. Spitznagel received his undergraduate degree from Rider University and a M.B.A. from Fairleigh Dickinson University.

     Dr. Stoll, a former RiboGene Director, joined the Company's Board of Directors in November 1999. He was Executive Vice President of Fresenius Medical Care North America, from the end of 1998 until December 2000. . Prior to that, he was President and Chief Executive Officer of Ohmeda, Inc., a medical goods and services company, from 1991 to 1998. From May 1986 to October 1991, Dr. Stoll was a senior executive within Bayer AG, where he served as Executive Vice-President and General Manager of its worldwide Diagnostic Business Group. Dr. Stoll currently serves on the board of directors of St. Jude Medical, Inc., a cardiovascular medical devices company, and Collaborative Clinical Research, Inc, a clinical research company. Dr. Stoll holds a B.S. degree in Pharmacy from Ferris State University, a Ph.D. in Biopharmaceutics from the University of Connecticut and post-doctoral studies at the University of Michigan.

     Mr. Thompson, joined the Company's Board of Directors in January 1998. Mr. Thompson has been President, CEO and a member of the Board of Directors of Chimeric Therapies, Inc. Prior to that he was President, CEO and a member of the Board of Directors of Bio-Technology General Corporation, a publicly-held developer, manufacturer and marketer of genetically-engineered and other products for human health care, since 1994, and in May 1999 became President and Chief Operating Officer. He served as the President and Chief Executive Officer and a member of the board of directors of Cytel Corporation from January 1996 to May 1999. He was the President and Chief Executive Officer of CIBUS Pharmaceutical, Inc. from July 1994 to January 1996. Mr. Thompson was the President of Syntex Laboratories, Inc. from August 1991 to August 1993 and an Executive Vice President of Syntex from March 1986 to August 1991. Mr. Thompson is also a director of Aradigm Corporation.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held seven meetings during the fiscal year ended December 31, 2000. Each of the Directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. The Board of Directors has a Compensation Committee, which met twice during the calendar year and an Audit Committee which met four times during the calendar year.

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for reviewing and supervising the financial controls of the Company, including the selection of the Company's auditors, the scope of the audit procedures, the nature of the services to be performed by and the fees to be paid to the Company's independent auditors, and any changes to the accounting standards of the Company. For the fiscal year ended December 31, 2000, the Audit Committee was composed of three non-employee directors: Mr. Allnutt, Mr. Saxe and Mr. Thompson. Each member of the Audit Committee is an "independent director" as defined in Section 121 of the American Stock Exchange Guide. The charter for the Audit Committee is attached to this Proxy Statement as Appendix A.

     The Compensation Committee of the Board of Directors is responsible for setting the initial salary and stock options grants for new executive officers, for making salary adjustments, awarding bonuses and/or additional stock option grants to executive officers, and for developing incentive compensation programs for such officers. For the fiscal year ended December 31, 2000, the Compensation Committee was composed of three non-employee directors: Dr. Stoll, Chairman, Mr. Allnutt and Mr. Sasinowski.

                                   PROPOSAL 2
                            THE INVESTMENT PROPOSAL

OVERVIEW

     On April 5, 2001 the Company entered into a Stock and Warrant Purchase Agreement (the "Purchase Agreement") with Sigma-Tau to issue and sell to Sigma-Tau (i) an aggregate of 2,873,563 shares of the Company's authorized but unissued Common Stock for a purchase price of $0.522 per share payable in cash and (ii) a Warrant (the "Warrant") to purchase an additional 2,873,563 shares of the Company's Common Stock. The closing of the sale of 2,873,563 shares of Common Stock (the "Closing") occurred on April 12, 2001 and resulted in gross cash proceeds to the Company of $1,600,000, which reflects an aggregate purchase price of $1,500,000 for the Common Stock plus a purchase price of $100,000 for the Warrant. As a result of the sale, Sigma-Tau now owns 10.2% of the Company's outstanding Common Stock.

     Sigma-Tau is the second leading pharmaceutical company in Italy in sales and the leading group as a percentage of annual sales turnover devoted to research and development. Therapeutic areas on which Sigma-Tau's research and development are focused include oncology, neurology, cardiovascular, gastroenterology and immunology. Sigma-Tau has operating subsidiaries in Spain, Switzerland, the Netherlands, France, Germany, and the United States. Sigma-Tau maintains a presence in all of the world's major pharmaceutical markets through either licensees or representative offices.

     At the Annual Meeting, shareholders will be asked to approve the possible issuance of 711,811 shares of Company Common Stock (the "Investment Proposal"), no par value per share, that may be issued to Sigma-Tau upon exercise of the Warrant, which is exercisable for an aggregate of 2,873,563 shares at a purchase price of $0.522 per share. In the event the Investment Proposal is not approved, the Warrant will be exercisable for only up to the remaining 2,161,752 shares, the maximum amount (together with the 2,873,563 shares of Common Stock already purchased by Sigma-Tau) allowed under the rules and regulations of the AMEX without shareholder approval. The Investment Proposal is required to be approved by the Company's shareholders in accordance with the rules of the AMEX. See "The AMEX 20% Rule" below. The Company will receive incremental additional cash proceeds of $371,565 in the event that the Investment Proposal is approved and the Warrant is then exercised in full. Total proceeds from exercise of the Warrant in full would be $1,400,000. In such event, Sigma-Tau would own approximately 18.5% of the Company's outstanding Common Stock. See "The Stock and Warrant Purchase Agreement" below.

     The Common Stock to be issued to Sigma-Tau pursuant to the Warrant will have the same rights and privileges as the Company's currently outstanding Common Stock. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of the Company's shareholders. None of the shares of Common Stock are entitled to preference over any other share and each share is equal to any other share in all respects. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder. Shares of Common Stock do not have conversion rights and are not subject to any redemption provisions. Sigma-Tau does, however, have certain contractual rights that other Company shareholders do not have. See "The Stock and Warrant Purchase Agreement" below.

THE AMEX 20% RULE

     The rules of the AMEX require us to seek the approval of our shareholders prior to the issuance of securities under certain circumstances, including in connection with a transaction (other than a public offering) involving the sale or issuance by the Company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding for less than the greater of book value or market value of the stock before such issuance (the "AMEX 20% Rule"). The Company sold 2,873,563 shares of Common Stock at a price of $0.522 per share and a Warrant exercisable for 2,873,563 additional shares at a price of $0.522 per warrant share. This aggregate issuance exceeds 20% of our outstanding common stock, assuming the Warrant is exercised in full. We are seeking shareholder approval for the issuance of 711,811 shares exercisable under the Warrant in order to ensure that the Warrant may be exercised in full in compliance with the AMEX 20% Rule.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the Annual Meeting, in person or by proxy entitled to vote, is required to approve the issuance of the Common Stock pursuant to the Investment Proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     Although not specifically mentioned in the Purchase Agreement, the executive officers and directors of the Company intend to vote their Common Stock in favor of the Investment Proposal. As of the Record Date, the executive officers and directors of the Company were entitled to vote 356,344 shares of Common Stock, representing approximately 1.25% of the Common Stock. In addition, as of the Record Date, Sigma-Tau owned approximately 10.2% of the outstanding Common Stock by virtue of the 2,873,563 shares of Common Stock acquired in the Closing. Sigma-Tau is entitled to vote these shares in favor of the Investment Proposal at the Annual Meeting and has informed the Company that it intends to do so. The Company's Board of Directors unanimously recommends that shareholders vote "For" the Investment Proposal.

BOARD OF DIRECTORS APPROVAL AND RECOMMENDATION

     The Board of Directors of the Company has unanimously approved the Purchase Agreement and the Investment Proposal and it believes that the Investment Proposal and the other transactions contemplated by the Purchase Agreement are in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the Investment Proposal.

     The Board of Directors, in approving the Purchase Agreement and the Investment Proposal and determining it to be in the best interests of the Company and its shareholders, considered a number of factors, including the following:

          (i) Information with respect to the liquidity, financial condition, results of operations, assets, business and prospects of the Company, as well as the risks involved in achieving those prospects. In this regard, the Board of Directors attached significant weight to the Company's significant working capital requirements and need to obtain additional financing. Specifically, Company management had reported that there was substantial doubt about the Company's ability to continue as a going concern without new outside financing. The Board of Directors believed that the sale of Common Stock to Sigma-Tau pursuant to the Purchase Agreement would enhance the Company's working capital position, which formed the principal basis of its decision to approve the Purchase Agreement and to recommend the Investment Proposal to the Company's shareholders.

          (ii) It was considered highly unlikely that the Company could obtain a substantial equity infusion or a significant amount of other financing on more favorable terms than those set forth in the Purchase Agreement. In this regard, the Board of Directors considered the substantial efforts made by Company management to secure additional financing and that no specific alternative financing plan was available to address the Company's working capital requirements. The Board of Directors considered that the Investment Proposal would allow existing shareholders to maintain their equity interest in the Company (subject to dilution arising from the sale of Common Stock to Sigma-Tau) and thus participate in the anticipated benefits of the funds to be received by the Company. In sum, the Board of Directors believed that the absence of viable alternative sources of financings supported its decision to approve the Purchase Agreement and recommend the Investment Proposal to the Company's shareholders.

          (iii) The terms of the Purchase Agreement, including the price being paid for the Common Stock to be purchased by Sigma-Tau and the purchase price and other terms of the Warrant. See "The Stock and Warrant Purchase Agreement" below.

          (iv) Historical and recent market prices for the Company's Common Stock. The market price for the Common Stock during 2001 up until the commencement of discussions with Sigma-Tau had generally been in the range of $0.54 to $0.70 per share. The closing price for the Common Stock on April 4, 2001, the last full day of trading prior to announcement of the transaction was $0.65 per share.

     In view of the variety of factors considered by the Board of Directors in connection with its evaluation of the Purchase Agreement and the transactions contemplated thereby, and the interrelationship of such factors, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination and recommendation set forth above. The Board of Directors did, however, consider the Company's need for additional working capital to finance the Company's continued operations and to pursue other new business opportunities to be the single most significant factor in its decision.

USE OF PROCEEDS

     In April 2001, the Company received $1,500,000 from the purchase by Sigma-Tau of 2,873,563 shares of Common Stock and $100,000 from the purchase by Sigma-Tau of a Warrant to purchase an additional 2,873,563 shares. If the Warrant is exercised for 2,161,752 shares, the maximum amount allowed without shareholder approval, the gross proceeds to the Company would be $1,028,435. The Investment Proposal relates to 711,811 shares exercisable under the Warrant, which if exercised would result in incremental additional proceeds to the Company of $371,565. If the Investment Proposal is approved and the Warrant is exercised in full, the gross proceeds to the Company from the full exercise of the Warrant, including the sale of the 711,811 additional shares of Common Stock to Sigma-Tau, would be $1,400,000. This amount, together with the $1,600,000 received from the Closing, would result in aggregate proceeds of $3,000,000 to the Company.

     The Company anticipates that the net proceeds from the sales of Common Stock (including pursuant to any exercise of the Warrant) to Sigma-Tau, including interest earned thereon, will be used for working capital purposes. Specifically, proceeds will be used to reduce its accounts payables, pay accrued clinical development costs and fund clinical development expenses for Emitasol(R) and Ceresine(TM) and other new business opportunities. The actual amounts expended for each purpose may vary significantly depending on numerous factors, including the timing of obligations under the Company's clinical development program and the availability of new business opportunities. The balance of the net proceeds will be used for general working capital purposes. Pending such uses, the proceeds will be invested in U.S. Treasury securities, certificates of deposit, commercial paper and investment grade interest-bearing securities.

CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 2000 and as adjusted for the Closing and as further adjusted for the exercise of the Warrant in full, assuming the Investment Proposal is approved. (See Use of Proceeds)

                                                                                      DECEMBER 31, 2000
                                                                                         AS FURTHER
                                                                 DECEMBER 31, 2000      ADJUSTED FOR
                                                                  AS ADJUSTED FOR      EXERCISE OF THE
                                            DECEMBER 31, 2000       THE CLOSING        WARRANT IN FULL
                                            -----------------    -----------------    -----------------
Current liabilities:
          Total current liabilities.......         7,677                6,500                6,200
Long-term debt............................           489                  489                  489
Capital lease obligations.................            59                   59                   59
Other non-current liabilities.............           736                  736                  736
Commitments
Preferred stock, no par value, 7,500,000;
  2,155,715 Series A shares issued and
  outstanding at December 31, 2000, and
  1999 (aggregate liquidation of $10,000
  at December 31, 2000, and 1999).........         5,081                5,081                5,081
Stockholders' equity: Common stock, no par
  value, 75,000,000 shares authorized at
  December 31, 2000 and 1999; 25,303,091
  and 24,470,068 shares issued and
  outstanding at December 31, 2000, and
  1999, respectively......................        66,152               67,752               69,152
  Deferred compensation...................           (71)                 (71)                 (71)
  Accumulated deficit.....................       (65,486)             (65,486)             (65,486)
  Accumulated other comprehensive gain
     (loss)...............................           332                  332                  332
                                                --------             --------             --------
          Total stockholders' equity......           927                2,527                3,927
                                                --------             --------             --------
          Total liabilities and
            stockholders' equity..........      $ 14,969             $ 15,392             $ 16,492
                                                ========             ========             ========

PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company was quoted on the Nasdaq National Market System under the symbol "CYPR" until January 1998. In January 1998, the Company was listed on the AMEX under the symbol "CYP". On November 17, 1999, the Company changed its name to Questcor Pharmaceuticals, Inc. and began trading under the symbol "QSC". The following table sets forth, for the periods presented, the high and low closing bid quotations for the Company's Common Stock. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.

                                                                 COMMON STOCK
                                                                 CLOSING BID
                                                              ------------------
                       QUARTER ENDED                           HIGH        LOW
                       -------------                          -------    -------
December 31, 2000...........................................  $1.5000    $0.5625
September 30, 2000..........................................   2.1875     1.3750
June 30, 2000...............................................   3.0625     1.2500
March 31, 2000..............................................   5.2500     1.3125

December 31, 1999 (stub period).............................  $1.5000    $1.1250
October 31, 1999............................................   2.2500     1.3125
July 31, 1999...............................................   2.6875     2.0625
April 30, 1999..............................................   3.0625     2.2500
January 31, 1999............................................    4.000     2.3125

     The last sales price of the Common Stock on April 16, 2001 was $0.57. As of April 12, 2001 there were approximately 247 holders of record of the Company's Common Stock. The Company has never paid a cash dividend on its Common Stock. The Company's policy is to retain its earnings, if any, to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

EFFECT ON EXISTING SHAREHOLDERS

     The Investment Proposal treats all existing holders of the Company's Common Stock identically. Under the Purchase Agreement, Sigma-Tau is purchasing the Common Stock (including all shares issuable upon exercise of the Warrant) from the Company and not from any existing shareholder. As a result, all existing holders of Common Stock will be diluted proportionally. If the Investment Proposal is approved and the Warrant is exercised in full, Sigma-Tau would own approximately 18.5% of the outstanding Common Stock. Therefore, all existing holders of Common Stock, other than Sigma-Tau, will have their ownership interest in the Company diluted by an aggregate of 18.5% as a result of the issuances of Common Stock to Sigma-Tau pursuant to the Purchase Agreement. In other words, existing holders of Common Stock, who as a group owned 100% of the Common Stock prior to the issuances to Sigma-Tau, would own as a group only approximately 81.5% of the outstanding Common Stock following the completion of the transaction. As a result of its ownership of approximately 18.5% of the Common Stock if the Investment is consummated, Sigma-Tau may be in a position to assert control over the Company. One effect of this 18.5% ownership interest would be to make it difficult for a third party to acquire control of the Company without reaching an agreement with Sigma-Tau to do so. Accordingly, one of the effects of Sigma-Tau's ownership interest may be to discourage a future attempt to acquire control of the Company, which a substantial number of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

ALTERNATIVES IF THE INVESTMENT PROPOSAL IS NOT CONSUMMATED

     If the Investment Proposal is not consummated, Sigma-Tau will continue to own the Common Stock purchased in the Closing and up to 2,161,752 shares, not subject to shareholder approval, issuable upon exercise of the Warrant. The Warrant would not be exercisable for the additional 711,811 shares, however, and the Company would not receive the additional proceeds of $371,565 related to such potential exercise.

     Whether or not the Investment Proposal is consummated, however, the Company will be required to seek additional financing in order to continue to finance its operations. Such alternatives would include out-licensing or the sale of specific elements of its intellectual property and private and/or public placements of securities. The Company's ability to secure such additional financing would be dependent upon the Company's results of operations, financial condition and prospects and, thus, would be subject to all the risks inherent in the Company's business. The Company's ability to obtain additional financing would be subject to many other factors beyond the Company's control, including conditions in the financial markets generally. Accordingly, there can be no assurance that any such financing could be accomplished on favorable terms.

THE STOCK AND WARRANT PURCHASE AGREEMENT

     The following is a summary of certain provisions of the Purchase Agreement. The Company will provide a copy of the Purchase Agreement to any shareholder upon request to the Company's Corporate Secretary at 3260 Whipple Road, Union City, CA 94587.

     The Investment. The Purchase Agreement provides that, upon the terms and subject to the conditions contained therein (including approval by the Company's shareholders as set forth in this Proxy Statement), the Purchaser may exercise a Warrant to purchase 2,873,563 newly-issued shares of Common Stock of the Company for a per share purchase price of $0.522 (aggregate purchase price of $1,499,999.80). Pursuant to the Purchase Agreement, the Purchaser has already acquired 2,873,563 shares of Common Stock from the

Company for a per share purchase price of $0.522 (aggregate purchase price of $1,499,999.80). The $100,000 paid by Sigma-Tau for the Warrant is non-refundable, and in the event that Sigma-Tau elects not to exercise the Warrant in full on or before the close of business on September 29, 2001 (the "Expiration Date"), the Company will have no obligation to return any such portion of the $100,000 paid for the Warrant. In the event that Sigma-Tau exercises the Warrant in full, on or before the Expiration Date, the $100,000 paid for the Warrant will be credited toward the purchase of the aggregate of 2,873,563 shares of Company common stock under the Warrant. Additionally, if the Investment Proposal does not receive the necessary shareholder approval, the Warrant will only be exercisable up to 2,161,752, and provided Sigma-Tau exercises the Warrant to such amount, the $100,000 paid for the Warrant will be credited to such purchase.

     Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the Company, relating to, among other things, (a) the due organization of the Company and its subsidiaries and similar corporate matters; (b) the capital structure of the Company; (c) the due authorization, execution, delivery, consummation and enforceability of the Purchase Agreement; (d) the Company's financial statements; (e) since December 31, 2000, the absence of any material adverse changes in the business, financial condition, results of operations or prospects of the Company or its subsidiaries or transactions outside the ordinary course of business; (f) the absence of certain conflicts, breaches, violations, encumbrances, defaults or rights of termination as a result of the Purchase Agreement; (g) filings with the Securities and Exchange Commission by the Company; (h) the absence of certain liabilities of the Company and its subsidiaries or undisclosed litigation involving the Company and its subsidiaries; (i) compliance with law by the Company and its subsidiaries; (j) the absence of any brokers, finders, consultants or other intermediaries employed in connection with the Purchase Agreement; (k) certain proprietary rights matters; and (l) certain insurance matters.

     In addition, the Purchase Agreement contains various customary representations and warranties of the Purchaser relating to, among other things,
(a) the Purchaser's power and authority to enter into and to perform the Stock Purchase Agreement; (b) the acquisition of the Common Stock by the Purchaser for investment; (c) the Purchaser's qualifications as an investor; and (d) the absence of any brokers, finders, consultants or other intermediaries employed in connection with the Purchase Agreement.

     The Purchase Agreement provides that the representations and warranties of the Company and the Purchaser contained therein or in any certificate delivered by or on behalf of the Company or the Purchaser pursuant thereto will survive the execution and delivery of the Purchase Agreement.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3
                AMENDMENT OF THE 1992 EMPLOYEE STOCK OPTION PLAN

     In August 1992, the Board of Directors and shareholders of the Company adopted the Company's 1992 Stock Option Plan (the "1992 Plan") and reserved 500,000 shares of the Company's Common Stock for issuance under the 1992 Plan. In January 1995, the shareholders of the Company approved an increase in the number of shares reserved under the 1992 Plan to 1,000,000 and in May 1995, the number of shares reserved increased as a result of a 2.5:1.0 stock split. In November 1997 the shareholders of the Company approved an increase in the number of shares reserved under the 1992 Plan to 2,766,208. On November 5, 1999, the shareholders of the Company approved an increase in the number of shares reserved under the 1992 Plan to 7,500,000.

     On April 12, 2001, options (net of canceled, expired or exercised options) covering an aggregate of 5,843,502 shares of the Company's Common Stock had been granted under the 1992 Plan, 346,474 options had been exercised and 1,313,024 shares (plus any shares that might in the future be returned to the 1992 Plan as a result of cancellations or expiration of options) remained available for future grant under the 1992 Plan.

     On March 16, 2001, the Compensation Committee approved an amendment to the 1992 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 1992 Plan from a total of 7,500,000 shares to 12,500,000 shares. The Compensation Committee adopted this amendment to ensure that the Company can continue to grant stock options to officers, employees and consultants at levels determined appropriate by the Compensation Committee.


     Shareholders are requested in this Proposal 3 to approve the 1992 Plan, as amended. If the shareholders fail to approve this Proposal 3, the Company may not be able to attract and retain qualified employees. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the 1992 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  THE AMENDMENT TO THE 1992 STOCK OPTION PLAN

     The essential features of the 1992 Plan are outlined below:

GENERAL

     The 1992 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1992 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1992 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

     The 1992 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for success of the Company.

ADMINISTRATION


     The 1992 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1992 Plan and, subject to the provisions of the 1992 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1992 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1992 Plan to the Compensation Committee of the Board, however, which determines the number of stock options for each executive officer. In addition, the 1992 Plan contains a provision granting the Board the power to limit the Directors who may serve as members of the Compensation Committee to those who are "outside directors" under Section 162(m) of the Code. As used herein with respect to the 1992 Plan, the "Board" refers to the Compensation Committee, as applicable, as well as to the Board of Directors itself.


ELIGIBILITY

     Incentive stock options may be granted under the 1992 Plan only to employees (including directors if they are also key employees) of the Company and its affiliates. Selected employees, directors and consultants are eligible to receive nonstatutory stock options under the 1992 Plan.

     No incentive stock option may be granted under the 1992 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of grant. For stock options granted under the 1992 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. In addition, the 1992 Plan contains a per-employee, per-calendar year limitation on the number of options that may be granted equal to 100,000; provided, however, that the Compensation Committee may determine in some circumstances that it would be in the best interests of the Company and its shareholders to grant options to purchase a greater number of shares to a single employee during a calendar year.


COMMON STOCK SUBJECT TO THE 1992 PLAN

     If options granted under the 1992 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1992 Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the 1992 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the 1992 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant. The exercise price of nonstatutory options under the 1992 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. In some cases (see "Eligibility" above), the exercise price of an option granted under the 1992 Plan may not be less than 110% of such fair market value. On April 16, 2001, the closing price of the Company's Common Stock as reported on the AMEX was $0.57 per share.

     The exercise price of options granted under the 1992 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

     Option Exercise. Options granted under the 1992 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1992 Plan typically vest monthly over a 48-month period during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the 1992 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, nonstatutory options granted under the 1992 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise by authorizing the Company to withhold a portion of the stock otherwise issueable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

     Term. The maximum term of options under the 1992 Plan is ten years, except that in certain cases (see "Eligibility" above) the maximum term is five years. Options under the 1992 Plan terminate three months after the termination of optionee's employment or relationship as a director or consultant of the Company or any affiliate of the Company unless (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within twelve months of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the 1992 Plan or subject to any option granted under the 1992 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1992 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The 1992 Plan provides, that in the event of a dissolution or liquidation of the Company, any outstanding options under the 1992 Plan will terminate if not exercised prior to such event. The 1992 Plan also provides that in the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1992 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1992 Plan, or to substitute similar options, then with respect to options held by persons then performing services for the Company, the vesting of such options shall accelerate immediately prior to such event, but all such accelerated options and any other outstanding options will terminate if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 1992 Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1992 Plan will terminate in August 2002.

     The Board may also amend the 1992 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 1992 Plan to satisfy Section 422 of the Code of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the 1992 Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code.

RESTRICTIONS ON TRANSFER

     Under the 1992 Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution, except that a nonstatutory stock option may be transferred upon such terms and conditions as the Board determines in its discretion. During the lifetime of an optionee, an option may be exercised only by the optionee. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the 1992 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative maximum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes the ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the 1992 Plan generally have the following federal income tax consequences.

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation", are disregarded for purposes of the deduction limitation. Under
Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors," and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the Compensation Committee) of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, and the option is approved by the shareholders.

                                   PROPOSAL 4
      AMENDMENT OF THE 1993 NON-EMPLOYEE DIRECTORS' EQUITY INCENTIVE PLAN

     In June 1993, the Board of Directors adopted, and the shareholders subsequently approved, the 1993 Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan") and reserved 100,000 shares of Common Stock for issuance under the Directors' Plan. In May 1995, the number of shares reserved under the Directors' Plan increased to 250,000 as a result of a 2.5 for 1 stock split of the Company's capital stock. On November 5, 1999, the shareholders of the Company approved an increase in the number of shares reserved under the Directors' Plan to 750,000.

     The Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase shares of Common Stock to non-employee directors of the Company. As of April 12, 2001, options (net of canceled, expired or exercised options) to purchase an aggregate of 463,000 shares were outstanding under the Directors' Plan, 9,166 shares had been issued upon exercise of options issued under the Directors' Plan and 277,834 shares remained available for future grants under the Directors' Plan.

     On March 16, 2001, the Board approved an amendment to the Directors' Plan, subject to shareholder approval, to increase the aggregate number of shares authorized for issuance under the Directors' Plan by 500,000 shares from 750,000 to 1,250,000 shares.

     Shareholders are requested in this Proposal 4 to approve the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     If the Directors' Plan, as amended, is not approved, the Company will not
(i) be able to grant additional options beyond the 277,834 shares remaining under the Directors' Plan, except to the extent of canceled or expired options under the Directors' Plan, and (ii) be able to grant stock bonus awards to its non-employee directors.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                     THE APPROVAL OF THE 1993 NON-EMPLOYEE
                  DIRECTORS' EQUITY INCENTIVE PLAN, AS AMENDED

     The essential features of the Directors' Plan are outlined below:

PURPOSE

     The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and to retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors' Plan is administered by the Board of Directors of the Company. The Board has the final power to construe and interpret the Directors' Plan and options and stock bonus awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not fewer than two members of the Board.

ELIGIBILITY

     The Directors' Plan provides that options and stock bonus awards may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Six of the Company's seven current directors are eligible to participate in the Directors' Plan. No Non-Employee Director who owns, directly or indirectly, shares representing 10% or more of the total outstanding shares of any class of stock of the Company shall be eligible for the grant of stock options under the Directors' Plan (but such directors shall be eligible for the grant of stock awards).

COMMON STOCK SUBJECT TO THE DIRECTORS' PLAN

     If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Directors' Plan.

TERMS OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:

          Non-Discretionary Grants. Option grants under the Directors' Plan are non-discretionary. Currently, under the Directors' Plan, each Non-Employee Director will be automatically granted an option to purchase 25,000 shares of Common Stock upon becoming a member of the Board of Directors. Thereafter, so long as the Director continues to serve on the Board, on January 1 of each year thereafter, the Director will be automatically granted an option to purchase 10,000 shares of Common Stock of the Company.

          Option Exercise. An option granted under the Directors' Plan shall vest in 48 equal monthly installments over a four year period from the date of grant. Such vesting is conditioned upon continued service as a director or employee of or consultant with the Company or any affiliate of the Company.

          Exercise Price; Payment. The exercise price of options granted under the Directors' Plan is equal to 85% of the fair market value of the Common Stock subject to such options on the date such option is granted.

          Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionholder, except by will or the laws of descent and distribution. During the lifetime of an optionholder, an option may be exercised only by the optionholder. The term of each option commences on the date it is granted and, unless sooner, terminated as set forth herein, expires on the date ("Expiration Date") ten years from the date of grant. If the optionholder's service as a Non-Employee Director of the Company terminates for any reason or the date of termination of service or the date seven months following the date of grant; provided, however, that if such termination of service is due to the optionholder's death or permanent and total disability, the option will terminate on the earlier date of the Expiration Date or 18 months following the date of the optionholder's death or disability. In any and all circumstances, an option may be exercised following termination of the optionholder's service as a Non-Employee Director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such service.

          Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board of Directors.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option or stock bonus award granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options and stock bonus awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options and stock bonus awards.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of certain mergers, reverse mergers or consolidation of the Company, the surviving corporation shall be obligated to assume all options granted under the Directors' Plan. Under the Directors' Plan, as amended, upon the occurrence of certain additional change of control events such as (a) a dissolution or liquidation of the Company; (b) a sale of substantially all of the assets of the Company; (c) an acquisition of a majority of the beneficial ownership of the Company, and (d) a greater than 50% shift in the current Board of Directors without prior Board approval, the surviving corporation shall similarly be obligated to assume all options granted under the Directors' Plan, as amended.

DURATION, AMENDMENT AND TERMINATION

     The Board of Directors may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the shareholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options and stock bonus awards under the plan; (ii) modify the requirements as to eligibility for participation in the plan (to the extent such modification requires shareholder approval in order for the plan to comply with the requirements of Rule 16b-3); or (iii) modify the plan in any other way if such modification requires shareholder approval in order for the plan to meet the requirements of Rule 16b-3.

FEDERAL INCOME TAX INFORMATION

     Stock Options. Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options. The following is only a summary of the effect of federal income taxation upon the optionholder and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionholder may reside.

     Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionholder or the Company by reason of the grant of nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such capital gain or loss will be long-term or short-term depending on the length of time the stock was held. Capital gain from the sale of assets that have a holding period of more than one year is subject to federal income tax at a maximum rate of 20%.

     Stock Bonus Awards. Stock bonus awards granted under the Directors' Plan, as amended, generally have the following federal income tax consequences.

     Upon acquisition of stock under a stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such capital gain or loss will be long-term or short-term depending on the length of time the stock was held from the date ordinary income was measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

INFORMATION REGARDING OPTION GRANTS AND STOCK BONUS AWARDS

     The following table presents certain information with respect to options which will be granted under the Directors' Plan for the fiscal year ending December 31, 2001 to (i) non-employee directors (employees, officers and employee directors are not eligible to participate in the Directors' Plan) and
(ii) all non-employee directors as a group. Option grants under the Directors' Plan are non-discretionary.

                         DIRECTORS' PLAN BENEFITS TABLE

                                                                             NUMBER OF SHARES SUBJECT
                   NAME AND POSITION                      DOLLAR VALUE(1)     TO OPTIONS GRANTED(2)
                   -----------------                      ---------------    ------------------------
Robert I. Allnutt, Director.............................     $ 27,820                 40,000
Frank J. Sasinowski, Director...........................     $ 27,820                 40,000
Roger Stoll, Director...................................     $ 27,820                 40,000
Jon S. Saxe, Director...................................     $ 27,820                 40,000
John Spitznagel, Director...............................     $ 27,820                 40,000
Virgil D. Thompson, Director............................     $ 27,820                 40,000
All Non-Employee Directors as a Group...................     $166,920                240,000

---------------
(1) Represents the exercise price per share multiplied by the number of shares underlying the option(s).

(2) Represents the number of options which will be granted under the Directors' Plan in fiscal year 2001 pursuant to non-discretionary grants under the Directors' Plan.

                                   PROPOSAL 5
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

FEES FOR FISCAL 2000

     The aggregate fees billed to the Company by Ernst & Young LLP, the Company's principal accountants, for the fiscal year ended December 31, 2000, are as follows:

Audit Fees..................................................  $196,000
All Other Fees for services rendered in 2000................  $ 30,300(1)

---------------
(1) Includes fees for tax and other non-audit services. The Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence with respect to the Company.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of independent directors as required by the listing standards of the AMEX. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2000, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Submitted on April 12, 2001, by the members of the Audit Committee of the Company's Board of Directors.

                                          Robert I. Allnutt
                                          Jon S. Saxe
                                          Virgil Thompson

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 12, 2001 by: (i) each stockholder who is known by the Company to own beneficially more than 5% of Questcor Pharmaceuticals Common Stock; (ii) each named executive officer of the Company;
(iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group.

                                                                SHARES BENEFICIALLY
                                                                     OWNED(1)
                                                              -----------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER      PERCENTAGE
                  ------------------------                    ---------    ----------
Sigma-Tau(2)................................................  5,747,126      18.51%
  Sigma-Tau Finance Holding S.A.
  19-21 Bd. du Prince Henri
  L-1724 Luxembourg
Shire Pharmaceuticals Group PLC(3)..........................  2,155,715       7.11%
  East Anton Andover
  Hampshire, SP10 5RG, United Kingdom
President & Fellows of Harvard College......................  1,642,500       5.83%
  c/o Harvard Mgmt Company, Inc.
  600 Atlantic Avenue
  Boston, MA 02210
Charles J. Casamento(4).....................................  1,022,519       3.53%
Frank Sasinowski(5).........................................     51,034          *
Jon Saxe(6).................................................     48,759          *
Roger G. Stoll, Ph.D.(7)....................................     53,304          *
Virgil Thompson(8)..........................................     79,562          *
Robert Allnutt(9)...........................................     72,762          *
Brian Sullivan(10)..........................................     99,476          *
Hans P. Schmid(11)..........................................     99,562          *
John T. Spitznagel(12)......................................     32,291          *
Ken Greathouse(13)..........................................    113,945          *
Jonathan Goldsmith, M.D.(14)................................     60,416          *
All executive officers & directors as a group (11
  persons)(15)..............................................  1,733,360        5.8%

---------------
  *  Less than one percent.

 (1) Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act based on 25,303,091 shares of capital stock outstanding as of April 16, 2001, and 2,873,563 shares issuable upon exercise of the Warrant.

 (2) Represents 2,873,563 shares of Common Stock and 2,873,563 shares issuable upon exercise of the Warrant. However, the Warrant is only exercisable for 2,161,752 shares unless approved by the shareholders.

 (3) Represents shares of Series A Preferred Stock that are convertible into Common Stock.

 (4) Includes 6,031 shares held by various family members that Mr. Casamento may be deemed to beneficially own, and options to purchase 824,621 shares exercisable within 60 days of April 12, 2001.

 (5) Includes options to purchase 43,034 shares exercisable within 60 days of April 12, 2001.

 (6) Includes options to purchase 44,180 shares exercisable within 60 days of April 12, 2001.

 (7) Includes options to purchase 43,034 shares exercisable within 60 days of April 12, 2001.

 (8) Includes options to purchase 75,497 shares exercisable within 60 days of April 12, 2001.

 (9) Includes options to purchase 57,497 shares exercisable within 60 days of April 12, 2001.

(10) Includes options to purchase 93,124 shares exercisable within 60 days of April 12, 2001.

(11) Included options to purchase 61,458 shares exercisable within 60 days of April 12, 2001.

(12) Included options to purchase 22,291 shares exercisable within 60 days of April 12, 2001.

(13) Included options to purchase 45,833 shares exercisable within 60 days of April 12, 2001.

(14) Included options to purchase 60,416 shares exercisable within 60 days of April 12, 2001.

(15) See footnotes (4) - (14)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that Mr. Schmid and Dr. Goldsmith each filed a late Form 3 upon becoming executive officers.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     The Company compensates its non-employee directors for their service on the Board with an initial grant of 25,000 options under the Director's Plan and an annual grant of 10,000 stock options under the Directors' Plan upon reappointment by the shareholders as a director. Options granted under the Directors' Plan have an exercise price equal to 85% of the fair market value of the Company's Common Stock on the date of the grant and vest in 48 equal monthly installments commencing on the date of the grant, provided the non-employee director serves continuously on the Board during the month.

     Through December 31, 2000, the Company paid $2,000 to non-employee directors for each Board of Director meeting attended. For the twelve months ended December 31, 2000, the total value of such cash compensation paid to non-employee directors was $62,000.


     Beginning with the meeting of the Board of Director's on January 12, 2001 the Company issued to each non-employee director 30,000 additional stock options for attending the Board of Director's meeting. This option grant shall vest at the rate of 5,000 options for each meeting of the Board of Director's attended. Such option grant is in lieu of any cash payments to the outside director for 2001.


     The Company also reimburses its directors who are not employees for their reasonable expenses incurred in attending meetings. No additional fees are paid for participation in committee meetings. Directors who are officers of the Company receive no additional compensation for Board service.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, for the year ended December 31, 2000, for the five months ended December 31, 1999 and for the fiscal years ended July 31, 1999 and 1998, compensation awarded or paid to, or earned by, the Company's executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                                     ANNUAL          ----------------------------
                                                COMPENSATION(1)       RESTRICTED     SECURITIES      ALL OTHER
                                              --------------------      STOCK        UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION   FISCAL YEAR     SALARY($)   BONUS($)   AWARDS($)(3)   OPTIONS(#)(4)       ($)
---------------------------  --------------   ---------   --------   ------------   -------------   ------------
Charles J. Casamento.....    1/1 - 12/31/00   $375,000          --(2)         --                      $27,272(8)
  President, Chief           8/1 - 12/31/99   $ 42,656    $170,625                    1,068,549
  Executive Officer and
  Chairman of the Board(3)
Jonathan Goldsmith(5)....    1/1 - 12/31/00   $200,000          --(2)                   250,000       $22,003(4)
  Vice President of                                                                                        --
  Clinical Research and                                                                                    --
  Regulatory Affairs
Kenneth Greathouse(6)....    1/1 - 12/31/00   $ 99,667    $ 20,000(2)                   200,000
  Vice President of Sales
  and Marketing
Hans Schmid(7)...........    1/1 - 12/31/00   $165,000          --(2)         --        200,000            --
  Vice President, Finance    8/1 - 12/31/99      5,711    $  7,500
  and Administration, CFO
Brian Sullivan...........    1/1 - 12/31/00   $135,000          --(2)         --        120,000            --
  Vice President of          8/1 - 12/31/99     30,481    $ 34,943           --          10,000            --
  Product Development                  1999     87,215          --
                                       1998    102,354          --

---------------
(1) In accordance with the Commission rules, other annual compensation in the form of prerequisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the fiscal year.

(2) The Board approved bonuses for the fiscal year ended December 31, 2000, subject to the satisfaction of various contingencies, for Mr. Casamento, Dr. Goldsmith, Mr. Greathouse, Mr. Schmid and Dr. Sullivan of $95,000, $55,000, $50,000, $22,000, and $20,000, respectively. The bonuses have not yet been paid and the contingencies have not yet been met.

(3) Mr. Casamento became President/CEO on November 17, 1999. Mr. Casamento's annual salary effective November 17, 1999 was $341,250. On January 1, 2000 the annual base salary was increased to $375,000. See employment agreements.

(4) Relocation expenses upon joining the Company in January 2000.

(5) Dr. Goldsmith joined the Company on January 2, 2000, at an annual salary of $200,000.

(6) Mr. Greathouse joined the Company on May 19, 2000, at an annual salary of $184,000.

(7) Mr. Schmid joined the Company on December 21, 1999, at an annual salary of $165,000.

(8) Includes premium payments for life insurance policies.

                      OPTION GRANTS IN LAST CALENDAR YEAR

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the twelve months ended December 31, 2000.


                                                                                        POTENTIAL
                                             INDIVIDUAL GRANTS                     REALIZABLE VALUE AT
                             --------------------------------------------------       ASSUMED ANNUAL
                                           PERCENTAGE                              RATES OF STOCK PRICE
                             SECURITIES     OF TOTAL     EXERCISE                      APPRECIATION
                             UNDERLYING     OPTIONS      OR BASE                    FOR OPTION TERM(2)
                              OPTIONS      GRANTED TO     PRICE      EXPIRATION    --------------------
           NAME                 (#)        EMPLOYEES      ($/SH)        DATE        5%($)       10%($)
           ----              ----------    ----------    --------    ----------    --------    --------
CALENDAR YEAR 2000(1):
Charles J. Casamento.......        --           --           --            --            --          --
Jonathan C. Goldsmith......   100,000          7.3%        1.25        1/2/10      $ 78,612    $199,218
                              150,000         10.9%       1.688       9/17/10       159,236     403,535
Kenneth R. Greathouse......   150,000         10.9%       1.313       5/30/10       123,861     313,888
                               50,000          3.6%       1.688       9/17/10        53,079     134,512
Hans P. Schmid.............   150,000         10.9%        1.25        1/2/10       117,918     298,827
                               50,000          3.6%       1.688       9/17/10        53,079     134,512
Brian Sullivan.............        --           --           --            --            --          --


---------------
(1) Based on options to purchase 1,377,683 shares of Common Stock granted to employees in calendar year 2000.

(2) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of the stock price performance. The potential realizable value is calculated by assuming that the fair value of the Common Stock at the date of the grant, as determined by the Board of Directors, appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.


In the twelve months ended December 31, 2000, no options for shares of Common Stock were exercised by Mr. Casamento, Dr. Goldsmith, Mr. Greathouse, Mr. Schmid and Dr. Sullivan pursuant to purchase rights granted under the 1992 Stock Plan.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                     AND FISCAL YEAR-END 2000 OPTION VALUES

     There were no option exercises by the Chief Executive Officer or any of the Named Executive Officers during the twelve months ended December 31, 2000. The following table presents certain information with respect to the value at December 31, 2000, of options held by the Chief Executive Officer and each of the Named Executive Officers. The value actually realized upon future options exercises by the Chief Executive Officer and the Named Officers will depend on the value of the Company's common stock at the time of exercise.

                                                  NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                                                UNDERLYING OPTIONS(#)(1)         MONEY OPTIONS($)(2)
                                              ----------------------------   ----------------------------
                    NAME                      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                    ----                      -----------   --------------   -----------   --------------
CALENDAR YEAR 2000(1):
Charles J. Casamento........................    694,000       1,102,027           0              0
Jonathan C. Goldsmith.......................     22,916         227,084           0              0
Kenneth R. Greathouse.......................     21,875         178,125           0              0
Hans P. Schmid..............................     34,375         165,625           0              0
Brian W. Sullivan...........................     84,999          83,751           0              0

---------------
(1) Includes both in-the-money and out-of-the-money options. "In-the-money" options are options with exercise prices below the market price of the Company's common stock.

(2) Based on the fair market value of the underlying shares on December 31, 2000 ($0.625, based upon the closing price on the AMEX) less the respective exercise or base price. Excludes out-of-the money options.

                             EMPLOYMENT AGREEMENTS

     In August 1999, the Company entered into an employment agreement with Charles J. Casamento, President, Chief Executive Officer and Chairman of the Board of Directors of the Company. The agreement provides for an annual base salary of $341,250 prior to January 1, 2000, and an annual base salary of not less than $375,000 thereafter, subject to annual review. On January 1, 2000 Mr. Casamento's annual base salary was increased to $375,000. The Company will provide Mr. Casamento with the opportunity to receive an additional annual bonus for each fiscal year of the Company. The amount of the bonus shall be 50% of the annual rate of base salary, and the Board shall determine the terms and conditions under which Mr. Casamento will receive all or a portion of this bonus opportunity for each fiscal year of the Company. For the calendar year ended December 31, 2000, the Board determined and approved a bonus of $95,000 for Mr. Casamento, but the bonus has not yet been paid and is subject to satisfaction of various contingencies.

     Under the agreement, Mr. Casamento was granted an option to purchase 403,549 shares of Common Stock at an exercise price equal to the closing price of the Company Common Stock at the then fair market value of the Common Stock which vests over a four year period commencing on the date of the grant. In addition, Mr. Casamento was granted an option to purchase 665,000 shares of Company Common Stock at an exercise price equal to the closing price of the Company Common Stock at the then fair market value of the Common Stock which becomes vested on the fifth anniversary of the date of the grant. During the calendar year ended December 31, 2000 Mr. Casamento was not granted any additional options.

     The agreement also provides that, in the event Mr. Casamento's employment is terminated without cause, he will receive, as severance, continued payment of his then base salary for eighteen months and a pro rated portion of his annual bonus following such termination.

     Messrs. Casamento, Goldsmith, Greathouse and Schmid are each party to an agreement that would provide certain benefits upon a change in control of the Company. The agreements provide that all of the employee's stock options under any plan of the Company that are then outstanding shall become vested and exercisable immediately prior to a change in control. Also, in the event a change in control occurs and the employee's employment with the Company is terminated involuntarily other than for cause, the employee will be entitled to receive a severance benefit in the amount equal to the sum of: (i) nine months of base salary, and (ii) the employee's pro-rated maximum bonus opportunity for the fiscal year of the Company in which the termination of his/her employment occurs.

                      REPORT OF THE COMPENSATION COMMITTEE
                          OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Board") is responsible for (i) recommending the type and level of compensation for directors, officers and employees of the Company, and (ii) administering the Company's equity incentive Plans. The Compensation Committee is also responsible for reviewing the performance of the Company's executive officers. Compensation for directors, officers and employees of the Company are approved by the Board.

     The Compensation Committee is composed of three members of the Board: Roger
G. Stoll, Frank J. Sasinowski and Robert F. Allnutt. Messrs. Stoll, Sasinowski and Allnutt have never served as employees of the Company or its subsidiaries.

     This report describes the philosophy that underlies the components of the Company's executive compensation programs. It also describes the details of the key elements of such programs, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its officers in general.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee believes that all officers and employees should be compensated based on their contribution to the Company and to building sustainable long-term value for the Company's stockholders. In determining specific compensation programs, the Compensation Committee considers individual and group performance, including successful achievement of business, management and research objectives, and maintenance of strong relationships with the firm's collaborators. The Compensation Committee strives to design compensation programs that will tie individual rewards to the Company's success and align interests between officers, employees and stockholders of the Company. The Compensation Committee also strives to design compensation programs that help retain its officers and employees and encourage personal and professional development and growth.

  Compensation of Officers Generally

     Officer compensation programs typically consist of four components: base salaries, bonuses, equity incentives and other compensation. Base salaries are established on the basis of the officer's experience, salary history and contribution to the Company. Bonuses are established on the basis of individual achievement of established objectives and overall corporate performance. Equity incentives typically consist of stock purchases and stock option grants under the Company's equity incentive Plans. Stock options are granted as inducements to employment with the Company, to aid in retention and to align the interest of such officers with those of the Company's stockholders. Other compensatory components typically consist of loans granted to officers in connection with purchases of shares of the Company's common stock under the Company's equity incentive Plans, relocation expenses, insurance premiums and similar payments. All components are evaluated annually to ensure that such components are appropriate and consistent with the strategic business objectives of the Company, corporate culture, and with enhancing stockholder value.

  Base Salary

     Base salaries for the Company's officers are established at competitive levels according to the salaries attributable to comparable positions at comparable companies within the healthcare, management consulting and information services industries. The Compensation Committee reviews the base salary of each officer annually. The Compensation Committee considers each officer's level of responsibility, experience and overall contribution to the Company. The Compensation Committee also considers equity and fairness in setting the base salary of its officers. In making salary recommendations, the Compensation Committee exercises discretion based on the foregoing criteria. The Compensation Committee does not apply a specific formula to determine the weight of each factor considered.

  Bonuses

     Bonuses for the Company's officers are determined based on the attainment of specific business, management and research objectives. These objectives vary depending upon the position or role of the individual officer. The Compensation Committee also considers each officer's contribution to the Company's financial performance and organizational growth. The Board establishes specific objectives for each officer the beginning of each year.

  Stock Options and Other Equity Incentives


     The Compensation Committee administers the following equity incentive Plans for the Company: (i) the 1992 Stock Option Plan, and (ii) the 1993 Non-Employee Directors' Equity Incentive Plan (collectively, the "Plans"). The Company's officers can receive stock option grants and other equity-based incentives under the Stock Option Plan. The Company's officers may also receive non-statutory stock option grants that are not pursuant to any of the Company's Plans.


     Options to purchase shares of the Company's Common Stock are granted as incentives to the Company's officers, to aid in the retention of such officers and to align the interests of such officers with those of the stockholders.

     The Compensation Committee grants incentive stock options to officers and employees of the Company. Options granted during the twelve months ended December 31, 2000 were granted at a price equal to 100% of the fair market value of the Company's common stock on the date of grant.

POLICY ON DEDUCTIBILITY OF COMPENSATION


     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides in general that companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. In order for incentive compensation to qualify as performance based compensation under
Section 162(m), the Company's discretion to grant awards must be strictly limited. The Company does not currently intend to qualify its incentive compensation equity incentive Plans under Section 162(m). The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those cases where stockholder value is maximized by an alternative approach.

CHIEF EXECUTIVE OFFICER COMPENSATION

     On January 1, 2000, Mr. Casamento's base salary was increased to $375,000 as provided for in his employment agreement. Mr. Casamento has the opportunity to receive an additional annual bonus for each fiscal year of the Company in an amount up to 50% of Mr. Casamento's base salary. For the calendar year ended December 31, 2000, the Board determined and approved a bonus of $95,000 for Mr. Casamento, but the bonus has not yet been paid and is subject to satisfaction of various contingencies. Additionally, during 1999, Mr. Casamento was granted an option to purchase 1,068,549 shares of common stock. No options were granted to Mr. Casamento in the calendar year 2000.


     The foregoing report has been approved by all of the members of the Compensation Committee.


                                          THE COMPENSATION COMMITTEE

                                          Roger G. Stoll, Ph.D., Chairman
                                          Frank J. Sasinowski
                                          Robert I. Allnutt

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return, as of December 31, 2000, on an investment of $100 in cash in (i) the Company's Common Stock, (ii) the NASDAQ Pharmaceuticals Index and (iii) the Amex Market Value Index.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------
                                                   11/17/99     12/99      12/00
---------------------------------------------------------------------------------
 QUESTCOR PHARMACEUTICALS, INC.                    100.00      100.00      50.00
---------------------------------------------------------------------------------
 AMEX COMPOSITE                                    100.00      114.08     117.23
---------------------------------------------------------------------------------
 NASDAQ PHARMACEUTICAL                             100.00      144.58     180.31
---------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

     Neither the Company, nor any of its directors, nominees, officers or beneficial owners of more than 5% of the Company's outstanding Common Stock are parties to any relationships or transactions described in Item 404 of Regulation S-K promulgated by the SEC other than as otherwise disclosed herein.

---------------

(1)This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Alan C. Mendelson

                                          Alan C. Mendelson
                                          Secretary

Union City, California

April 30, 2001

                                   APPENDIX A

                         QUESTCOR PHARMACEUTICALS, INC.

AUDIT COMMITTEE CHARTER

Organization

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.


The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.


     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selections of the Company's independent auditors, subject to shareholder's approval.

     - The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors with and without management present, to discuss the results of their examinations.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

QUESTCOR PHARMACEUTICALS, INC.                              ANNUAL MEETING OF STOCKHOLDERS
      3260 WHIPPLE ROAD              PROXY                           MAY 30, 2001
 UNION CITY, CALIFORNIA 94587                      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                                   OF QUESTCOR PHARMACEUTICALS, INC. (THE "COMPANY")

The undersigned hereby appoints Charles J. Casamento and Hans P. Schmid, and each of them or their designee(s), with full power of substitution, to act as attorneys and proxies of the undersigned, to vote all of the shares of the Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held at the offices of Latham & Watkins, 885 Third Avenue, 10th Floor, New York, New York, on Wednesday, May 30, 2001 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, upon and in respect of the following proposal and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The proposal referred to herein is described in detail in the accompanying joint proxy statement/prospectus.

THE SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

1. To elect as director the seven nominees listed below:

   Nominees: FOR [ ] Charles J. Casamento; FOR [ ] Robert I. Allnutt, J.D. FOR [ ] Frank J. Sasinowski; FOR [ ] Jon S. Saxe; FOR [ ] John T. Spitznagel; FOR [ ] Roger G. Stoll, Ph.D.; FOR [ ] Virgil Thompson.
(Instructions: To withhold authority to vote for any of the nominees, write the nominee's name in the space provided below.)

--------------------------------------------------------------------------------


2. To approve the possible issuance of 711,811 shares of Company Common Stock, no par value per share, to Sigma-Tau Finance Holding S.A. pursuant to a Warrant dated April 12, 2001 exercisable for an aggregate of 2,873,563 shares at a purchase price of $0.522 per share. FOR [ ] AGAINST [ ] ABSTAIN [ ]



3. To amend the Company's 1992 Employee Stock Option Plan (the "1992 Plan") to increase the aggregate number of shares of the Company's Common Stock authorized for issuance under the 1992 Plan by 5,000,000 shares, from 7,500,000 shares to 12,550,000 shares. FOR [ ] AGAINST [ ] ABSTAIN [ ]



4. To amend the Company's 1993 Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan") to increase the aggregate number of shares of the Company's Common Stock authorized for issuance under the Directors' Plan by 500,000 shares, from 750,000 shares to 1,250,000 shares. FOR [ ] AGAINST [ ] ABSTAIN [ ]



5. To ratify the Board of Directors selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2001. FOR [ ] AGAINST [ ] ABSTAIN [ ]



6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. FOR [ ] AGAINST [ ] ABSTAIN [ ]


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE LISTED PROPOSITIONS

                  (continued and to be signed on reverse side)

Should the undersigned be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the Stockholder's decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Company of his or her decision to terminate this Proxy.


The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 30, 2001, Annual Report on Form 10-K/A and the 2000 Annual Report.


                                                     Please sign exactly as your
                                                     name appears hereon. If the
                                                     stock is registered in the
                                                     names of two or more
                                                     persons, each should sign.
                                                     Executors, administrators,
                                                     trustees, guardians and
                                                     attorneys-in-fact should
                                                     add their titles. If signer
                                                     is a partnership, please
                                                     sign in partnership name by
                                                     authorized person.

Date: _____________________________________________________________   Signature:

Date: _____________________________________________________________   Signature:

  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                           POSTPAID RETURN ENVELOPE.